P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Chuck Sulerzyski
October 26, 2021		President and CEO
(740) 374-6163
PEOPLES BANCORP INC. ELECTS NEW DIRECTOR

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (Nasdaq: PEBO) today announced that Douglas V. Reynolds has been elected to the Peoples Board of Directors. He also joined the Board of Directors of Peoples’ banking subsidiary, Peoples Bank. Mr. Reynolds, 45, formerly served as a member of the Board of Directors of Premier Financial Bancorp, Inc. (“Premier”) until Premier was acquired by Peoples on September 17, 2021.

“We are pleased to welcome Doug to our board,” said Susan Rector, Peoples’ Chairman. “We appreciate his willingness to serve and look forward to benefiting from his insights.”

Chuck Sulerzyski, President and Chief Executive Officer for Peoples, said that he too is pleased with Mr. Reynold’s election. “His varied career as a business leader in a number of industries and his in-depth knowledge of the West Virginia markets served by Peoples will be of tremendous value. I’m delighted to have him join us.”

Mr. Reynolds was a member of the Board of Directors of Premier since August 19, 2020, and he served on Premier’s Nominating and Compensation Committees.

Mr. Reynolds is President and Chief Executive Officer of Energy Services of America Corporation (“Energy Services”), Huntington, West Virginia, a position he has held since 2012. Energy Services provides contracting services for utilities and energy related companies, including gas, petroleum power, chemical, water and sewer and automotive industries. Mr. Reynolds has served on the Board of Directors of Energy Services since 2008.

Mr. Reynolds is also Managing Partner of HD Media Company, LLC, Huntington, West Virginia, a position he has held since 2013. HD Media Company, LLC, owns several newspapers in West Virginia, including the Herald-Dispatch in Huntington and the Charleston Gazette-Mail in Charleston.

Mr. Reynolds also serves as non-executive Chairman of the Board of Directors of the Bank of Mingo, in Mingo, West Virginia, a position he has held since 2019.

A licensed attorney, Mr. Reynolds served as Assistant Prosecuting Attorney for Cabell County, West Virginia, from 2008 to 2013, and he served as a member of the West Virginia House of Delegates from 2007 to 2016. Mr. Reynolds holds a B.A. degree from Duke University, and a J.D. degree from West Virginia University.

On September 17, 2021, Peoples announced that it completed its acquisition of Premier and its wholly owned subsidiaries, Premier Bank, Inc. and Citizens Deposit Bank & Trust, Inc. Peoples and Premier had

first announced that they had entered into an agreement to merge on March 29, 2021. Under the terms of the agreement to merge, following consummation of the acquisition, one Premier director selected by Peoples was to join Peoples’ Board of Directors.

Peoples is a diversified financial services holding company that makes available a complete line of banking, trust and investment, insurance, premium financing and equipment leasing solutions through its subsidiaries. Peoples has been headquartered in Marietta, Ohio since 1902. Peoples had $7.1 billion in total assets as of September 30, 2021, and 135 locations, including 120 full-service bank branches in Ohio, West Virginia, Kentucky, Virginia, Washington D.C. and Maryland. Peoples’ vision is to be the Best Community Bank in America and is one of only sixteen banks nationwide to be recognized by Forbes in 2021 as a Best-In-State Bank in more than one state.

Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Peoples Investment Services, Peoples Premium Finance and North Star Leasing) and Peoples Insurance Agency, LLC.

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